BofA Finance LLC Contingent Income Auto-Callable Yield Notes Fully and Unconditionally Guaranteed by Bank of America Corporation Bank of America Filed pursuant to Rule 433 Registration Statement No 333-213265 Terms of the Notes The Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the Dow Jones Industrial Average® and the Russell 2000® Index (the “Notes”) provide a quarterly Contingent Coupon Payment of between [$14.375 and $16.875] on the applicable Contingent Payment Date if, on the related quarterly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier. Beginning in November 2020, if the Observation Value of each Underlying is greater than or equal to its Starting Value on any Observation Date (other than the final Observation Date), the Notes will be automatically called, in whole but not in part, at an amount equal to 100% of the principal amount, together with the relevant Contingent Coupon Payment. No further amounts will be payable following an Automatic Call. If the Notes are not automatically called, at maturity you will receive the Redemption Amount, calculated as described under “Redemption Amount Determination”. Issuer: BofA Finance LLC (“BofA Finance”) Guarantor: Bank of America Corporation (“BAC”) Term: Approximately 3.5 years, unless previously automatically called. Underlyings: The Dow Jones Industrial Average® and the Russell 2000® Index Pricing and Issue Dates*: November 22, 2019 and November 27, 2019, respectively Observation Dates†*: Quarterly. Please see the Preliminary Pricing Supplement for further details. Coupon Barrier: For each Underlying, 75% of its Starting Value. Threshold Value: For each Underlying, 75% of its Starting Value. Contingent Coupon Payment*: If, on any quarterly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of between [$14.375 and $16.875] per $1,000 in principal amount (equal to a rate of between [1.4375% and 1.6875%] per quarter or between [5.75% and 6.75%] per annum) on the applicable Contingent Payment Date. The actual Contingent Coupon Payment will be determined on the pricing date. Automatic Call: Beginning in November 2020, all (but not less than all) of the Notes will be automatically called if the Observation Value of each Underlying is greater than or equal to its Starting Value on any Observation Date (other than the final Observation Date). If the Notes are automatically called the Early Redemption Amount will be paid on the applicable Contingent Payment Date. Early Redemption Amount: For each $1,000 principal amount of Notes, $1,000 plus the applicable Contingent Coupon Payment. Initial Estimated Value Range: $930-$960 per Note. Underwriting Discount:* $30.00 (3.00% of the public offering price) per Note. CUSIP: 09709TWT4 Preliminary Pricing Supplement: [•] * Subject to change prior to the Pricing Date. † Subject to adjustment. Please see the Preliminary Pricing Supplement for further details. Redemption Amount Determination (assuming the Notes have not been automatically called) Hypothetical Returns at Maturity Underlying Return of the Least Performing Underlying Redemption Amount per Note (including any final Contingent Coupon Payment) Return on the Notes(1) 60.00% $1,015.625(2) 1.5625% 50.00% $1,015.625 1.5625% 40.00% $1,015.625 1.5625% 30.00% $1,015.625 1.5625% 20.00% $1,015.625 1.5625% 10.00% $1,015.625 1.5625% 5.00% $1,015.625 1.5625% 2.00% $1,015.625 1.5625% 0.00% $1,015.625 1.5625% -10.00% $1,015.625 1.5625% -20.00% $1,015.625 1.5625% -25.00%(3) $1,015.625 1.5625% -25.01% $749.900 -25.0100% -35.00% $650.000 -35.0000% -50.00% $500.000 -50.0000% -100.00% $0.000 -100.0000% (1) The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity. (2) This amount represents the sum of the principal amount and the final Contingent Coupon Payment. (3) This is the Underlying Return which corresponds to the Coupon Barrier and Threshold Value of the Least Performing Underlying.

BofA Finance LLC Contingent Income Auto-Callable Yield Notes Fully and Unconditionally Guaranteed by Bank of America Corporation Bank of America Filed pursuant to Rule 433 Registration Statement No 333-213265 Risk Factors • Your investment may result in a loss; there is no guaranteed return of principal. • Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes • The Notes are subject to a potential Automatic Call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. • You may not receive any Contingent Coupon Payments and the Notes do not provide for any regular fixed coupon payments. • Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. • Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes. • The public offering price you pay for the Notes will exceed their initial estimated value. • We cannot assure you that a trading market for your Notes will ever develop or be maintained. • The Contingent Coupon Payment, Early Redemption Amount, or Redemption Amount, as applicable, will not reflect the levels of the Underlyings other than on the Observation Dates. • Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose some or all of your principal amount even if the Observation Value or Ending Value of one Underlying is always greater than or equal to its Coupon Barrier or Threshold Value, as applicable. • The Notes are subject to risks associated with small-size capitalization companies.